Exhibit 99.1

Contact: Kevin Coleman +1 610-889-5247

AMETEK ANNOUNCES AMENDED REVOLVING CREDIT FACILITY

-- Increases Revolving Credit Facility to $850 Million --

-- Extends Maturity to March 2021 --

BERWYN, PA, MARCH 11, 2016 – AMETEK, Inc. (NYSE: AME) announced that it has completed an amended and restated Revolving Credit Facility to increase the size of its existing facility from $700 million to $850 million. The original facility, due to expire in December 2018, now has a maturity date of March 2021.

“The Revolving Credit Facility is a key part of our financing structure. The incremental $150 million in capacity provides AMETEK additional flexibility to support our growth plans, including our successful acquisition strategy,” commented Robert R. Mandos, Executive Vice President and Chief Financial Officer.

JPMorgan Chase Bank, N.A. is lead arranger and serves as Administrative Agent for the eleven-bank syndicate. Bank of America, N.A.; PNC Bank, National Association; SunTrust Bank; and Wells Fargo Bank, National Association are Co-Syndication Agents.

Corporate Profile

AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $4.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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AMETEK ANNOUNCES AMENDED REVOLVING CREDIT FACILITY

Forward-looking Information

Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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